FUSHI COPPERWELD SPECIAL COMMITTEE SELECTS ADVISORS

BEIJING, March 1, 2011 /PRNewswire--FirstCall/ -- Fushi Copperweld, Inc. (the "Company") (Nasdaq: FSIN ), the leading global manufacturer and innovator of copper-clad bimetallic wire used in a variety of telecommunication, utility, transportation and other electrical applications, announced today that the Special Committee of its Board of Directors, formed to consider, among other things, a proposal by a group headed by the Company's Chairman and Co-Chief Executive Officer, Mr. Li Fu, to take the Company private (the "Proposal"), has retained BofA Merrill Lynch as its financial advisor and Gibson, Dunn & Crutcher LLP as its legal advisor to assist the Special Committee in its consideration of such matters. No assurance can be given that the Proposal, or any other transaction, will be consummated. The Company does not intend to disclose developments regarding these matters unless and until its Board of Directors determines there is a need to update the market.

About Fushi Copperweld

Fushi Copperweld Inc., through its wholly owned subsidiaries, Fushi International (Dalian) Bimetallic Cable Co. Ltd., and Copperweld Bimetallics LLC, is the leading manufacturer and innovator of copper-clad bimetallic engineered conductor products for electrical, telecommunications, transportation, utilities and industrial applications. With extensive design and production capabilities, and a long-standing dedication to customer service, Fushi Copperweld is the preferred choice for bimetallic products worldwide.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "will" "believes", "expects" or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

For more information, please contact:

Nathan J. Anderson, VP/Corporate Development - Fushi Copperweld Inc.

Phone +1.931.433.0482 - E-mail: IR@fushicopperweld.com

Web: www.fushicopperweld.com